Exhibit 10.17

Severance and Change of Control Agreement

This Severance and Change of Control Agreement (the “Agreement”) is made and entered into, effective as of ________ (the “Effective Date”), by and between Cyngn Inc. (the “Company”), and ______________ (“Employee”).

Upon acceptance of this Agreement, the following terms and conditions shall apply to your employment:

1.  Term of Employment and Severance Benefits.

It is important for you to understand that California is an “at will” employment state. This means that you will have the right to terminate your employment relationship with the Company at any time for any reason. Similarly, the Company will have the right to terminate its employment relationship with you at any time for any reason. Your employment and this Agreement will be governed by the laws of California, without regard to the conflict of law rules thereof. Notwithstanding the foregoing, in the event that, other than during a Change of Control Period (as defined below), the Company terminates your employment without Cause (as defined below), or if you terminate your employment for Good Reason (as defined below), then the Company shall pay you a lump sum amount equal to (i) Six (6) months of your then current base salary, plus (ii) the annual bonus you are eligible to receive for the calendar year in which your termination occurs assuming Company performance is achieved at target (100% for both Company and personal performance) and pro-rated based on your termination date, which will be payable within the period of time set forth in Section 3 below following your termination of employment. In addition, the Company will directly pay, or reimburse you for, the premium cost for you and your dependents of medical and dental insurance benefits to the extent you were receiving such benefits immediately prior to your termination date from the date of your termination of employment through the earlier of the six month anniversary of the termination of your employment, or the date you become eligible for medical and dental insurance benefits from a subsequent employer, provided, that, if you are eligible, you timely elect “COBRA” coverage under the Company group health insurance plan under which coverage was being provided to you at the time when your employment terminates. If the Company determines that it is unable or it is inadvisable to provide such medical and dental insurance benefits or “COBRA” coverage is not available to you as of the time when your employment is terminated, then the Company will pay to you a lump sum equal to the premium cost of the benefits provided for the six months prior to your termination, payable within the period of time set forth in Section 3 below following your termination of employment.

2.  Termination in Connection with a Change of Control.

In the event that within sixty (60) days before or six (6) months following the consummation of a Change of Control (as defined below) (the “Change of Control Period”), the Company, or any successor thereto, terminates your employment without Cause or you terminate your employment for Good Reason, then the Company shall (i) pay a lump sum amount equal to six (6) months of your then current base salary (without giving any effect to any reduction thereof which may constitute Good Reason), which will be payable within the period of time set forth in Section 3 below following your termination of employment, (ii) pay a lump sum amount equal to six (6) months of the annual bonus you are eligible to receive for the current calendar year assuming performance is achieved at target (100% for both Company and personal performance) and, which will be payable within the period of time set forth in Section 3 below following your termination of employment. In addition, the Company will pay, or reimburse you for, the premium cost for you and your dependents of medical and dental insurance benefits to the extent you were receiving such benefits immediately prior to your termination date from the date of your termination of employment through the earlier of the six (6) month anniversary of the termination of your employment or the date you become eligible for medical and dental insurance benefits from a subsequent employer, provided that, if you are eligible, you timely elect “COBRA” coverage under the Company group health insurance plan under which coverage was being provided to you at the time when your employment terminates. If the Company is unable or determines it is inadvisable to provide such medical and dental insurance benefits or “COBRA” coverage is not available to you as of the time when your employment is terminated, then the Company will pay to you a lump sum equal to the premium cost of the benefits provided for the six (6) months prior to your termination, payable within the period of time set forth in Section 3 below following your termination of employment.

3.  Release.

The Company’s obligations to make such payments and provide such benefits shall be contingent upon your execution of a release in a form reasonably acceptable to the Company (the “Release”) which Release must be signed, delivered to the Company and any applicable revocation period with respect thereto must have expired by the 30th day following your termination of employment (unless your termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), in which case the date shall be by the 52nd day following your termination of employment). The Release will not waive any of your rights, or obligations of the Company, regarding: (1) any right to indemnification and/or contribution, advancement or payment of related expenses you may have pursuant to the Company’s Bylaws, Articles of Incorporation, under any written indemnification or other agreement between the parties, and/or under applicable law; (2) any rights that you may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (3) any claims for worker’s compensation, state disability or unemployment insurance benefits, or any other claims that cannot be released as a matter of applicable law; (4) rights to any vested benefits under any stock, compensation or other employee benefit plan of the Company; (5) any rights you may have as an existing shareholder of the Company; and (6) any claims arising after the effective date of the Release. Nothing in the Release or any other agreement between you and the Company will prohibit or prevent you from providing truthful testimony or otherwise responding accurately and fully to any question, inquiry or request for information or documents when required by legal process, subpoena, notice, court order or law (including, without limitation, in any criminal, civil, or regulatory proceeding or investigation), or as necessary in any action for enforcement or claimed breach of this Agreement or any other legal dispute with the Company. If the Release has been signed, delivered and any applicable revocation period has expired prior to the 30th day (or 52nd day, as applicable) following your termination of employment, then the severance payments above may be made on such earlier date; provided, however, that if the 30th day (or 52nd day, as applicable) following your termination of employment occurs in the calendar year following the year of your termination date, then the payments shall not be made earlier than January 1 of such subsequent calendar year.

4.  Section 280G of the Internal Revenue Code (“Code”).

(a)  Notwithstanding anything in this Agreement to the contrary, if any payment, distribution, or other benefit provided by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitutes a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 4 would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either: (i) delivered in full pursuant to the terms of this Agreement, or (ii) delivered to such lesser extent as would result in no portion of the payment being subject to the Excise Tax, as determined in accordance with Section 4(b).

(b)  The determination of whether Section 4(a)(i) or Section 4(a)(ii) shall be given effect shall be made by the Company on the basis of which of such clauses results in the receipt by you of the greater Net After-Tax Receipt (as defined herein) of the aggregate Payments. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

(c)  If Section 4(a)(ii) is given effect, the reduction shall be accomplished in accordance with Section 409A of the Code and the following: first by reducing, on a pro rata basis, cash Payments that are exempt from Section 409A of the Code; second by reducing, on a pro rata basis, other cash Payments; and third by forfeiting any equity-based awards that vest and become payable, starting with the most recent equity-based awards that vest, to the extent necessary to accomplish such reduction.

(d)  Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4 shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”), and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Employee shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 4. The Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 4.

5. Definitions

For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi), and (vii): (i) any merger that results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (ii) any sale of all or substantially all of the assets of the Company; (iii) the complete liquidation or dissolution of the Company; or (iv) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, or combination of persons, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

For purposes of this Agreement, “Cause” shall mean (a) your failure to substantially perform your duties for the Company or your failure to perform the duties assigned to you with appropriate diligence, effort and skill (other than such failure resulting from your incapacity due to physical or mental illness); (b) your commission or engagement in an act of theft, embezzlement, dishonesty or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; (c) your breach of any fiduciary duty to the Company, material violation of any other duty, law, rule, or regulation relating to the performance of your duties to the Company or breach of any policy of the Company or its successor; (d) your commission of a felony or any crime involving moral turpitude; (e) your breach of any confidentiality agreement or proprietary information agreement with the Company or your material breach of any other agreement with the Company or its successor; (f) your willful engagement in unfair competition with the Company or its successor or your willful misconduct that injures the reputation, business or assets of the Company or its successor; or (g) your inducement of a vendor or customer to break or terminate any material contract with the Company or its successor or your inducement of a principal for whom the Company or its successor acts as agent to terminate such agency relationship.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events or circumstances without your written consent: (i) a material diminution in your base compensation; (ii) a material diminution in your authority, duties or responsibility which is not as a result of your performance; or (iii) a material breach by the Company of this Agreement or any other material written agreement between you and the Company.

In order to establish a “Good Reason” for terminating employment, you must deliver written notice to the Company of the existence of the condition giving rise to the Good Reason within 90 days of the initial existence of such condition, the Company must fail to cure the condition within 30 days of its receipt of your written notice, and your termination of employment must occur no later than 30 days following the expiration of that 30-day cure period.

6. Section 409A

All severance or change of control payments are intended to be exempt from or, if not, shall be made in full compliance with Section 409A of the Code (“Section 409A”) and shall begin only upon the date of your “separation from service” (as defined below), which occurs on or after the date of termination of the employment relationship, and shall be subject to the rules set forth below.

(a) It is intended that each installment, if any, of the severance or change of control payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A and the guidance issued thereunder. Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment, if any, of the severance or change of control payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment, if any, of the severance or change of control payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) and shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A; and

(ii) Each installment, if any, of the severance or change of control payments and benefits due under this Agreement that is not described in paragraph (i) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, upon your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance or change of control payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

(d) The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h). Solely for purposes of this paragraph (d), “the Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

(e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f) If either you or the Company reasonably determines that any payment hereunder will violate Section 409A, you and the Company shall use best efforts to restructure the payment in a manner that is either exempt from or compliant with Section 409A. You and the Company agree that they will execute any and all amendments to this Agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A. If it is determined that a payment under this Agreement was (or may be) made in violation of Section 409A, the Company will cooperate reasonably with any effort by you to mitigate the tax consequences of such violation, including cooperation with your participation in any IRS voluntary compliance program or other correction procedure under Section 409A that may be available to you. Notwithstanding the foregoing, neither the Company nor any of its employees, directors or agents shall have any obligation to reimburse or otherwise hold the Employee harmless for any and all taxes, penalties or interest (including any imposed under Section 409A arising under this Agreement or otherwise).

7. Other Terms

This Agreement will be binding on the parties and their successors and assigns. The Company shall require any successors or assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The terms of this Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

This Agreement shall be governed by and construed in accordance with California law, without regard to the conflict of law rules thereof.

If any provision of this Agreement is determined to be illegal or unenforceable, then the remainder of this Agreement nonetheless shall be fully enforceable and binding upon the parties hereto, and it is the intent of the parties that a court or arbitrator shall enforce the remainder of this Agreement to the maximum extent permitted by law. The prevailing party in any dispute concerning the interpretation or enforcement of this Agreement will be entitled to an award of his or its costs and reasonable attorneys’ fees, in addition to any other eligible relief.

This Agreement (a) represents our entire understanding regarding the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings regarding such subject matter, whether oral or written and (b) may not be modified or amended, except by a written instrument executed by you and by a duly authorized officer of the Company. In the event of any conflict between any of the terms in this Agreement and the terms of any other agreement between you and the Company, the terms of this Agreement shall control.

ACCEPTANCE

The undersigned agrees to and accepts the terms and conditions set forth above.

Date:
Employee

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